EXHIBIT 99.1

Report Reaffirms MCI’s Progress and Commitment To Being a

Model of Good Corporate Governance

ASHBURN, Va., August 26, 2003—MCI (WCOEQ, MCWEQ) today offered its full support to MCI Corporate Monitor Richard Breeden’s report on corporate governance. The company said that its board of directors worked collaboratively on the report with Mr. Breeden and has unanimously approved the adoption of all recommendations.

“Mr. Breeden’s report not only sets new standards for good corporate governance but also establishes a roadmap that helps us build our foundation for the future,” said Michael Capellas, MCI chairman and CEO. “The company has already implemented many of the proposed corporate reforms, but we know we have to do even more to regain public trust.”

Capellas noted that, for example, he has advocated the separation of the chairman and CEO roles, one of the recommendations in Mr. Breeden’s report. Capellas said that the company expects to name new members to its board of directors prior to its confirmation hearing, currently scheduled to begin on September 8, 2003.

Mr. Breeden’s report noted a number of steps MCI has already taken to improve its corporate governance structure, including:

•	Recruited a new CEO who was not at the Company during the events at issue, and who brought a reputation for integrity and forthrightness in his leadership skills;

•	Recruited a new President and COO from outside the Company who has more than 25 years of telecom experience;

•	Recruited a new CFO, General Counsel, and director of internal controls, all of whom came from outside the Company;

•	Replaced its entire board of directors who were present at the time the fraud was discovered, thereby removing 100% of directors who were participants in governance under the regime of the prior CEO Bernard J. Ebbers;

•	Recruited new and highly qualified independent directors;

•	Consented to the establishment (and continuation) of the Corporate Monitor program, which represents an unprecedented level of independent oversight of management activity;

•	Closed the finance and accounting department located in the Company’s former Clinton, Mississippi headquarters where most of the fraudulent activities were conducted;

•	Hired more than 400 new finance and accounting personnel;

•	Retained a new outside auditor, and commissioned a complete re-audit of the years 1999-2002 to document the Company’s actual performance as best as it can be reconstructed from available records and personnel;

•	Evaluated all corporate assets for value impairment, wrote off all goodwill, and wrote down asset carrying values for property, plant and equipment to achieve a realistic balance sheet;

•	Initiated a widespread and intensive review led by three new directors to identify wrongdoing that occurred, and those who participated. Also funded a separate thorough investigation by the Bankruptcy Examiner and responded to his findings concerning wrongful activities of different types.

•	Terminated dozens of employees, including a number of senior officers, who either participated in inappropriate activities, who appeared to look the other way in the face of indications of suspicious activity, or who otherwise acted in a manner inconsistent with necessary standards of conduct;

•	Agreed to abolish use of stock options in favor of restricted stock with full expensing of the value of equity grants on the Company’s profit and loss statement;

•	Initiated a thorough review of internal controls to strengthen the Company’s systems and procedures for capturing and reporting financial data, and a widespread program to create a much stronger system;

•	Put in place a new Ethics Pledge program pursuant to which senior officers including the CEO pledge to pursue ethics and integrity, compliance programs and transparency and candor in financial reporting well beyond SEC requirements;

•	Established a new Ethics Office;

•	Commenced a training program for employees on their responsibilities under the federal securities laws, accounting issues that may signal inappropriate behavior or fraud, and ethical issues;

•	Consented to the Permanent Injunction; and

•	Consented to a financial settlement with the SEC under which $500 million in cash and $250 million in stock will be paid into a trust for victims.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

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